BLACK HILLS CORPORATION REPORTS FIRST QUARTER 2006 RESULTS

RAPID CITY, SD—May 4, 2006—Black Hills Corporation (NYSE: BKH) today announced financial results for the first quarter of 2006.

For the three months ended March 31, 2006, net income was $26.2 million, or $0.78 per share, compared to $15.7 million, or $0.48 per share for the same period ended March 31, 2005. Net income for the first quarter of 2006 reflected $7.6 million, or $0.23 per share, from discontinued operations including an after-tax gain on the sale of certain oil marketing and transportation assets completed in March 2006.

Income from continuing operations for the three months ended March 31, 2006 was $18.6 million, or $0.55 per share, compared to $15.3 million, or $0.46 per share, reported for the same period in 2005. Compared to the first quarter of 2005, income from continuing operations in the first quarter of 2006 was affected primarily by the following factors:

• a $4.9 million, or $0.15 per share, increase in energy marketing earnings;
• a $1.5 million, or $0.04 per share, increase in retail services earnings;
• a $1.8 million, or $0.05 per share, decrease in power generation earnings; and
• a $1.6 million, or $0.05 per share, increase in corporate loss.

                              David R. Emery, Chairman and CEO of Black Hills Corporation, said, “Income from continuing operations on a per-share basis was up 20 percent on solid results from our energy marketing operations and retail services and steady results from oil and gas production and coal mining. Energy marketing income from continuing operations quadrupled on strong margins due to continued market volatility and an increase in unrealized mark-to-market gains. Both of our utilities increased earnings in the first quarter. Our electric utility benefited from higher revenues related primarily to increased retail sales, offset in part by slightly higher operating expense, compared to last year. Earnings from our electric and gas utility (acquired January 21, 2005) increased due to higher revenues from a full period of operations, and base rate increases, offset in part by an increase in operating expenses and general and administrative costs.

“Overall oil and gas production increased 1 percent on an equivalent basis in the first quarter, with a 2 percent increase in natural gas production, offset partially by a 6 percent decline in oil production,” Emery said. “Our production growth target remains 10 percent, based on the Company’s development program in New Mexico, Colorado, Wyoming and Nebraska. With our recent oil and gas acquisitions in Colorado, we expect to increase reserves and production as we integrate the new properties with our existing operation.”

Emery said, “We have made significant progress addressing the outages at our Las Vegas generation complex. Las Vegas I was returned to service in April after extensive upgrades and maintenance. Repair of the Las Vegas II heat recovery units is in the final stages. It is currently available in simple cycle mode at two-thirds of its rated capacity. We expect Las Vegas II to be fully operational later this month. In addition, our corporate loss increased primarily due to expenses related to our proposed combination with NorthWestern Corporation.”

“We continue to focus on long-term shareholder value as we proceed with several projects,” Emery stated. “Construction of Wygen II, our latest 90 megawatt, coal-fired, mine-mouth power plant is ahead of schedule after a relatively mild winter season and we are progressing with the permitting process for a replicate plant, Wygen III. Wygen II is expected to be a rate-based asset, providing regulated returns to our investors and stable, reasonably-priced energy for our Cheyenne Light customers. In addition, each of these plants would burn approximately 500,000 tons of coal annually from our coal mine, further augmenting our future earnings profile.”

NEW VICE PRESIDENT HIRED TO LEAD OIL & GAS OPERATIONS

Mr. Tim T. Hopkins was recently named Vice President and General Manager of Black Hills Exploration and Production, our oil and gas subsidiary, filling a position vacated in December 2005. Mr. Hopkins has more than 27 years of oil and gas production operations experience, and an extensive record of management and professional accomplishments. Hopkins’ past responsibilities included engineering, planning, operations management for both production and mid-stream operations, regulatory affairs, and business unit management. His career has been concentrated in the Rockies and the West. Most recently he was CBM Business Unit Manager for Western Gas Resources for the Powder River Basin.

CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION (In thousands, except per share amounts)
	Three months ended March 31,
	2006	2005
Revenues:
Retail Services (a)	$ 87,503	$ 70,124
Wholesale Energy (a)	84,371	72,031
Corporate	16	265
	$ 171,890	$ 142,420

Net income (loss) available for common stock: Continuing operations –
Retail Services	$ 6,296	$ 4,834
Wholesale Energy	15,215	11,762
Corporate	(2,950)	(1,342)
Income from continuing operations	18,561	15,254
Discontinued operations (b)	7,590	486
Net income	26,151	15,740
Less: preferred stock dividends	-	(79)
	$ 26,151	$ 15,661

Weighted average common shares outstanding:
Basic –	33,120	32,444
Diluted –	33,460	33,009

Earnings per share:
Basic –
Continuing operations	$ 0.56	$ 0.46
Discontinued operations	0.23	0.02
Total	$ 0.79	$ 0.48
Diluted –
Continuing operations	$ 0.55	$ 0.46
Discontinued operations	0.23	0.02
Total	$ 0.78	$ 0.48

(a) Presentation of our 2005 revenues has changed to reflect the reclassification of the Company’s oil marketing and transportation business and Communications segment financial results to discontinued operations.

(b) 2006 discontinued operations reflect the after-tax results of operations at the Company’s oil marketing and transportation business. 2005 discontinued operations reflect the after-tax results of operations of the crude oil marketing and transportation business, the communications segment, and the Pepperell power plant.

BUSINESS UNIT QUARTERLY PERFORMANCE SUMMARY

Retail Services Group

Income from continuing operations from the Retail Services business group for the three-month period ended March 31, 2006 was $6.3 million, compared to $4.8 million in 2005. Business segment results were as follows:

•     Net income from the Electric utility business segment for the three months ended March 31, 2006 was $4.9 million, compared to $4.3 million in 2005. The increase was primarily due to increased revenues, lower depreciation expense and legal costs, offset in part by increased fuel cost and general and administrative costs.

•     Net income from the Electric and gas utility segment for the three months ended March 31, 2006 was $1.4 million, compared to $0.5 million for the period from January 21 through March 31, 2005. The increase is primarily due to an increase in base rates, effective January 1, 2006 offset in part by increased operating expenses and general and administrative costs.

The following tables provide certain Retail Services operating statistics:

Electric Utility (Black Hills Power)	Three months ended March 31,
	2006	2005
Retail sales–MWh	410,473	400,325
Contracted wholesale sales–MWh	162,251	160,838
Off-system sales–MWh	180,163	188,114
	752,887	749,277
Electric and Gas Utility (Cheyenne Light, Fuel & Power)	Three months ended March 31, 2006	Jan. 21, 2005 to March 31, 2005
Electric sales – MWh	232,827	177,100
Gas sales – Dekatherm (Dth)	1,870,454	1,412,101

Wholesale Energy Group

Income from continuing operations from the Wholesale Energy business group for the three-month period ended March 31, 2006 was $15.2 million, compared to $11.8 million in 2005. Business segment results were as follows:

•     Energy marketing income from continuing operations quadrupled to $6.3 million, compared to income of $1.4 million in 2005. Increased earnings were primarily the result of higher gross margins offset in part by a 6 percent decrease in natural gas volumes marketed. The higher margins resulted from opportunities to deliver natural gas through transportation and storage strategies during a period of market volatility. The unrealized mark-to-market gain component of natural gas marketing margins was $2.7 million higher after tax than in the same period in 2005.
In March 2006, we completed the sale of the operating assets of our oil marketing and transportation business, which resulted in an after-tax gain on sale of approximately $8.8 million, which is reported within “discontinued operations.” In April, we began crude oil marketing at our Colorado-based energy marketing operations.

•     Oil and gas income from continuing operations was $5.4 million in 2006 and $5.0 million in 2005. Revenues increased 32 percent primarily due to average prices received (net of hedges) that were 30 percent higher for natural gas and 38 percent higher for oil. Overall production increased 1 percent on an equivalent basis, as gas production increased 2 percent and oil production decreased 6 percent. Total operating expenses increased 39 percent primarily due to industry-wide higher field service costs, increased depletion expense, an increase in revenue-based taxes, and an increased number of producing wells. On a per Mcfe basis, lease operating expense (LOE) increased

•     49 percent to $1.19 per Mcfe. The increase in LOE is due primarily to more work done in certain fields in the first quarter due to milder weather as compared to the previous year. Depletion costs per Mcfe increased 64 percent to $1.62, due to higher capitalized costs, higher estimated future development costs, and the addition of higher average-cost reserves from recent acquisitions. Results were also impacted by increased interest expense due to higher borrowings to fund acquisition and development costs. In the first quarter of 2006, we completed the acquisition of certain assets of Koch Exploration, Inc. in the Piceance Basin of Colorado. The purchase price for the 18,000 net acre leasehold with approximately 63 wells and 40 billion cubic feet equivalent proven developed and undeveloped reserves was $51.4 million.

•     Power generation income from continuing operations was $2.1 million, compared to income of $3.9 million in 2005. The 46 percent decline in earnings was primarily the result of a 12 percent decrease in revenues due to outages at our Las Vegas power plants and a planned one-week outage at our Wygen I plant. Partially offsetting these factors was an increase in revenues from our Harbor power plant. In addition, operating expense decreased

•     9 percent, due to lower variable operating costs related to the Las Vegas outages, offset in part by an increase in repair and maintenance costs. Plant availability of our contracted fleet was affected by the planned maintenance at Las Vegas I and unplanned outages at Las Vegas II. Excluding Las Vegas, the availability of the remainder of our gas-fired fleet was approximately 99 percent. Availability of our Wygen I coal-fired plant was approximately

•     92 percent. The Las Vegas I power plant resumed operations in late April 2006, and the Las Vegas II plant is expected to be fully operational in May 2006. The total negative financial impact of this unplanned outage is expected to be in the range of $0.05 to $0.08 per share.

•     Coal mining income from continuing operations was $1.4 million in 2006 compared to $1.5 million in 2005. Results were affected by a 23 percent increase in mining expense from higher taxes and royalties and higher transportation and overburden removal costs, offset partially by increased revenues due to higher average prices received and a 6 percent increase in production during the quarter.

        The following tables contain certain Wholesale Energy operating statistics:

	Three months ended March 31,
	2006	2005
Coal mining:
Tons of coal sold	1,223	1,153

Oil and gas production:
Mcf equivalent sales	3,501,860	3,465,000

Energy marketing average daily volumes:
Natural gas physical –MMBtus	1,275,900	1,357,600

	Three months ended March 31,
	2006	2005
Contracted fleet power plant availability	85.7%	98.9%

Corporate

Corporate loss for the three-month period ended March 31, 2006 increased to $3.0 million after tax, compared to $1.3 million for the same period in 2005. The increase was primarily due to higher expenses related to corporate development, including costs associated with an unsuccessful proposed combination with NorthWestern Corporation.

POWER MARKETING ARBITRATION RULING ANTICIPATED

As previously disclosed in our public filings, the Company has ongoing litigation with PPM Energy, Inc., relating to a power marketing contract between PPM and our electric utility. An arbitration proceeding was held in August 2005. The arbitrator indicated that we can expect a decision in the near term. Any decision delivered by the arbitrator prior to issuance of our Quarterly Report on Form 10-Q in May 2006 that has a material impact on our financial statements will be recorded in our 2006 financial results, thereby adjusting the results included in this release.

EARNINGS CONFERENCE CALL

The Company will conduct a conference call on Friday, May 5, 2006 beginning at 11:00 a.m. Eastern Standard Time to discuss recent financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (800) 762-6067. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call will be available through May 12, 2006 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 827802.

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy company. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. More information is available at our Internet web site: www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Item 1A of Part I of our 2005 Annual Report on Form 10-K and in Item 1A of Part II of our quarterly reports on Form 10-Q filed with the SEC, and the following:

• The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;

•     The volumes of our production from oil and gas development properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

• The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;
• The timing and extent of scheduled and unscheduled outages of power generation facilities;
• Our ability to successfully combine with and profitably operate any future acquisitions;
• Unfavorable rulings in the periodic applications to recover costs for fuel and purchased power;
• The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment exist;
• Numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs;

•     Changes in business and financial reporting practices arising from the repeal of the Public Utility Holding Company Act of 1935 and other provisions of the recently enacted Energy Policy Act of 2005.

• Our ability to remedy any deficiencies that may be identified in the periodic review of our internal controls;

•     The timing and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost and availability of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

• General economic and political conditions, including tax rates or policies and inflation rates;
• Our effective use of derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;
• The creditworthiness of counterparties to trading and other transactions, and defaults on amounts due from counterparties;
• The amount of collateral required to be posted from time to time in our transactions;
• Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;
• Changes in state laws or regulations that could cause us to curtail our independent power production;
• Weather and other natural phenomena;
• Industry and market changes, including the impact of consolidations and changes in competition;
• The effect of accounting policies issued periodically by accounting standard-setting bodies;
• The cost and effects on our business, including insurance, resulting from terrorist actions and natural disasters or responses to such actions and events;
• Capital market conditions, which may affect our ability to raise capital on favorable terms;
• Price risk due to marketable securities held as investments in benefit plans;
• Obtaining adequate cost recovery for our retail operations through regulatory proceedings; and
• Other factors discussed from time to time in our other filings with the SEC.

                             New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.